Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz
Director of Investor Relations
847/585-3899
www.careered.com

CAREER EDUCATION CORPORATION REPORTS RECORD

RESULTS FOR 2004 FIRST QUARTER

Quarterly Revenue up 64% & Net Income Up 117%;

1Q Starts up 83%; April Student Population Up 57%

Hoffman Estates, Ill. (April 20, 2004) – Career Education Corporation (Nasdaq:CECO) today reported financial results for the first quarter ended March 31, 2004.

Three Months Ended March 31, 2004

First quarter 2004 revenue was $402.8 million, up 64 percent from $245.5 million for the same period last year.  First quarter 2004 net income was $41.8 million, or $0.40 per diluted share, up 117 percent from last year’s first quarter net income of $19.2 million, or $0.20 per diluted share.

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Start and Population Data

First quarter 2004 new student starts rose 83 percent to approximately 26,700, up from approximately 14,600 for the same period last year.

Total Career Education Corporation (CEC) student population on April 30, 2004 is expected to be approximately 85,300, up 57 percent from approximately 54,400 on April 30, 2003.  Of the total expected CEC student population on April 30, 2004, approximately 12,100 students are attributable to the Whitman Education Group, which was acquired on July 1, 2003.  On a same school basis, student population is expected to increase by approximately 29 percent from April 30, 2003 to April 30, 2004.

Total full-time student population of CEC’s Online Education Group on April 30, 2004 is expected to be approximately 15,600, more than three and a half times the April 30, 2003 population of approximately 4,100 students.

“Career Education Corporation is off to a great start in 2004,” said John M. Larson, chairman, president and chief executive officer.  “We achieved significant growth in student population, and lead flow more than doubled compared to last year’s first quarter.  We will continue to execute our multi-faceted growth strategy, which includes acquisitions and organic growth through start-up branch campuses, academic program transplants, campus expansions and quality online education programs.”

Selected Financial Data

Certain supplemental information related to Receivables and Bad Debt Expense are summarized below:

•                  Quarterly Days Sales Outstanding (DSOs) for total net receivables were 25 days at March 31, 2004.   This represents an eight-day decrease from the quarterly DSOs at March 31, 2003 of 33 days. We calculate DSOs by dividing our “Receivables, net” by average daily revenue.  Average daily revenue is computed by dividing quarterly “Total revenue” by the total number of days in the quarter.

•                  Bad Debt Expense was 4.9 percent of total revenue for the quarter ended March 31, 2004, compared with 3.8 percent for the quarter ended March 31, 2003 and 5.1 percent for the quarter ended December 31, 2003.

Business Outlook

Please note that this is an update from previously issued guidance.  While we may make further acquisitions, none are contemplated by these forward-looking statements.

•                  We expect full year 2004 revenues to be approximately $1.675 billion to $1.7 billion and full year 2004 earnings per share to be approximately $1.75.  We expect the Online Education Group’s full year 2004 revenues, included in the preceding amounts, to be approximately $325 million.

•                  We expect second quarter 2004 revenues to be approximately $405 to $410 million and second quarter 2004 earnings per share to be approximately $0.33.  We expect weighted average shares outstanding to be approximately 105.5 million for second quarter 2004.

•                  We expect full year 2004 operating profit margin improvement to be approximately 130 to 150 basis points with lower improvement in the fourth quarter of 2004. The Online Education Group’s margins, implicit in the preceding amounts, are expected to be approximately 40 percent for the full year reflecting spending to support planned growth initiatives.

•                  We continue to expect our 2004 effective income tax rate will be approximately 40.25 percent.

•                  We continue to expect that 2004 capital expenditures will be approximately 8.5 percent of total revenue.

•                  The 2004 guidance reflects expenses and capital spending associated with nine new branch campuses, two of which will have their first student starts in 2005.

Career Education Corporation will host a conference call on Wednesday, April 21, 2004 at 10:30 AM (Eastern Time).   Interested parties can access a live Webcast of the conference call at www.careered.com. Participants can also listen to the conference call by dialing (617) 801-9711 and citing code 34895583. Please log in or dial in at least 10 minutes prior to the start time of the call to ensure a connection. After 1:30 PM (Eastern Time), an archived version of the Webcast will be accessible for 90 days at www.careered.com. A replay of the conference call will also be available after 1:30 PM (Eastern Time) for seven days by calling (617) 801-6888 and citing code 21038100.

Career Education Corporation (www.careered.com) is the world’s largest on-campus provider of private, for-profit postsecondary education and has a rapidly-growing presence in online education. CEC’s Colleges, Schools and Universities Group operates 79 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master’s degree, bachelor’s degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education. CEC’s total student population on April 30, 2004 is expected to be approximately 85,300 students.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements under “Business Outlook” and statements identified by words such as “anticipates,” “expects,” “projects,” “plans,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties include, but are not limited to, costs and difficulties related to the integration of acquired businesses, risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs, costs, risks and effects of legal and administrative proceedings and governmental regulations, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, and other risk factors relating to our industry and business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2003, and from time to time in our other reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.

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Career Education Corporation

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2004 and 2003

(Amounts in thousands, except per share data and percentages)

	2004	% of Revenue	2003	% of Revenue
Revenue:
Tuition and registration fees	$372,314	92.4%	$224,001	91.2%
Other	30,462	7.6%	21,542	8.8%
Total revenue	402,776	100.0%	245,543	100.0%

Operating expenses:
Educational services and facilities	128,253	31.8%	92,143	37.5%
General and administration	192,795	47.9%	113,276	46.2%
Depreciation and amortization	12,767	3.2%	9,185	3.7%
Total operating expenses	333,815	82.9%	214,604	87.4%

Income from operations	68,961	17.1%	30,939	12.6%

Other income (expense):
Interest income	352	0.1%	549	0.2%
Interest expense	(829)	-0.2%	(342)	-0.1%
Share of affiliate earnings	1,405	0.4%	1,166	0.5%
Total other income	928	0.3%	1,373	0.6%

Income before provision for income taxes	69,889	17.4%	32,312	13.2%

Provision for income taxes	28,130	7.0%	13,086	5.4%

Net income	$41,759	10.4%	$19,226	7.8%

Diluted net income per share	$0.40		$0.20

Diluted weighted average shares outstanding	104,519		96,142

Career Education Corporation

SELECTED BALANCE SHEET & FINANCIAL DATA

As of March 31, 2004 and 2003

(Dollars in thousands)

	2004	2003

Cash and cash equivalents	$158,716	$27,139
Receivables, net	110,380	90,746
Current assets	331,334	158,374
Total assets	1,122,411	620,174
Current liabilities	262,643	147,036
Long-term debt, net of current maturities	24,042	21,915
Other long-term liabilities	40,517	19,689
Stockholders’ equity	795,209	431,534

	Purchases of Property and Equipment, net	Net Cash Provided by Operating Activities

For the three months ended March 31, 2004	$19,759	$90,239

Career Education Corporation

SELECTED SEGMENT INFORMATION

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004

Revenue
CSU (1)	$224,693	$223,496	$271,358	$320,251	$327,003
OEG (2)	20,850	32,578	44,338	51,045	75,766

Segment profit (3)
CSU	$33,564	$27,711	$31,790	$70,429	$46,686
OEG	4,181	16,719	22,405	23,354	35,544
Corporate and other	(5,640)	(11,159)	(8,564)	(4,505)	(11,864)

Segment profit percentage
CSU	14.9%	12.4%	11.7%	22.0%	14.3%
OEG	20.1%	51.3%	50.5%	45.8%	46.9%

(1)                    The Colleges, Schools, and Universities (“CSU”) segment represents an aggregation of our campus-based operating divisions.

(2)                    The Online Education Group (“OEG”) segment represents an aggregation of our online operating divisions.

(3)                    Segment profit equals the sum of income from operations and share of affiliate earnings.

We are providing Online Education Group quarterly earning day data to illustrate the expected revenue seasonality of our online business.

	For the Three Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

American InterContinental University Online revenue earning days
2003	79	84	82	70
2004	81	84	78	72

Colorado Technical University Online revenue earning days
2004	77	77	77	77